Exhibit 5.1

RICHARDSON & PATEL, LLP

10900 Wilshire Boulevard

Suite 500

Los Angeles, California 90024

Telephone (310) 208-1182

Facsimile (310) 208-1154

December 13, 2004

Board of Directors

Teda Travel Incorporated

Suite 2102 Chinachem Century Tower

178 Gloucester Road

Wanchai, Hong Kong

Re:

2004 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to Teda Travel Incorporated, a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company’s Registration Statement on Form S-8 relating to 8,000,000 shares of the Company’s common stock, $.001 par value (the “Shares”).

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

/s/ Richardson & Patel, LLP